UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12
BCB Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ANNUAL MEETING INVITATION

March 15, 2024

Dear Fellow Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of BCB Bancorp, Inc. The annual meeting will be held at The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey 07002, at 10:00 a.m., Eastern Time, on April 25, 2024.

The enclosed notice of annual meeting and proxy statement describe the formal business to be transacted at the annual meeting. During the annual meeting we will also report on the operations of BCB Bancorp, Inc. Directors and officers, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that shareholders may have.

The annual meeting is being held so that shareholders may vote upon the following matters: (i) the election of four directors; (ii) the ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm for the fiscal year ending December 31, 2024; and (iii) an advisory, non-binding resolution with respect to the executive compensation described in the proxy statement.

The Board of Directors has determined that approval of the matters to be considered at the annual meeting is in the best interests of shareholders. For the reasons set forth in the proxy statement, the Board of Directors recommends a vote “FOR” its proposed director nominees, as well as proposals (ii) and (iii) above.

On behalf of the Board of Directors, we urge you to sign, date, and return the enclosed proxy card in the postage-paid envelope, or vote by telephone or the Internet by following the instructions on the enclosed proxy card, as soon as possible even if you currently plan to attend the annual meeting. This will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend the annual meeting. Your vote is important, regardless of the number of shares that you own. Your cooperation is appreciated, since a majority of the common stock must be represented at the annual meeting, either in person or by proxy, to constitute a quorum for the conduct of business.

Thank you for your continued support of BCB Bancorp, Inc.

Sincerely,

Mark D. Hogan
Chairman of the Board

Notice of 2024 Annual Meeting of Shareholders

Date and Time:	April 25, 2024, at 10:00 a.m. (Eastern Time)

Place:	The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey 07002

Items to be Voted:	∎	elect four (4) director nominees named in the proxy statement;

	∎	ratify the appointment of Wolf & Company, P.C. as BCB Bancorp, Inc.’s independent registered public accounting firm for fiscal year ending December 31, 2024;

	∎	an advisory vote to approve the compensation of BCB Bancorp, Inc.’s named executive officers; and

	∎	conduct any other business properly brought before the annual meeting.

Record Date:	Shareholders of record at the close of business on March 6, 2024 may vote at the meeting, and any adjournments or postponements thereof. A list of shareholders will be available at the annual meeting.

By Order of the Board of Directors

Ryan Blake

Chief Operating Officer and Secretary

March 15, 2024

Your vote is important!

Shareholders of record can vote their shares by using the Internet or the telephone or by attending the meeting and voting. Instructions for voting by using the Internet or the telephone are set forth on the proxy card that has been provided to you. The prompt voting of proxies will save us the expense of further requests for proxies. Shareholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the self-address envelope provided, or by attending the meeting voting virtually. If you need directions to attend the annual meeting and to vote in person, please call us at 1 (800) 680-6872.

Important Notice Regarding the Availability

of Proxy Materials for the Annual Meeting to be Held on April 25, 2024

The Proxy Statement and Annual Report to Shareholders are available at www.investorvote.com/BCBP

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of BCB Bancorp, Inc. (the “Company,” “we,” “our,” or “us”) is providing this Proxy Statement to solicit proxies for use at the Company’s annual meeting of shareholders to be held at The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey 07002 on April 25, 2024, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). The Company is first delivering this Proxy Statement and the foregoing Notice on or about March 15, 2024.

Purpose of the Meeting

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

Proposals		Board Recommendation
1	To elect four (4) director nominees to the Board of Directors of the Company;	FOR
2	To ratify the appointment of Wolf & Company P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and	FOR
3	To approve, on an advisory, non-binding basis, the Company’s named executive officer compensation	FOR

Voting and Revocation of Proxies

Shareholders of record have a choice of voting by way of traditional proxy card, by telephone or through the Internet.

∎   Mark your selections on the proxy card.

∎   Date and sign your name exactly as it appears on the proxy card.

∎   Mail the proxy card in the postage-paid envelope that’s provided to you with your proxy card.

If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees; “FOR” the ratification of the appointment of Wolf & Company LLP as the Company’s independent registered public accounting firm; and “FOR” the approval of the Company’s named executive officer compensation.

Call toll-free 1-800-652-8683 and follow the voice prompts.
Access the website www.investorvote.com/BCBP and follow the instructions.

We encourage each shareholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a shareholder of record to attend the Annual Meeting and vote during the Annual Meeting. If you hold your shares in “street name” (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any shareholder of record giving a proxy may revoke it by doing any of the following:

∎	delivering a written notice of revocation to the Secretary of the Company, dated later than the proxy, before the vote is taken at the Annual Meeting;

∎	delivering a duly executed proxy to the Secretary of the Company, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

∎	voting at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to the Company, Attention: Ryan Blake, Executive Vice President, Chief Operating Officer and Secretary.

Record Date

Only shareholders of record at the close of business on March 6, 2024 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 16,954,391 shares of the Company’s common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Tabulation of Votes

Under New Jersey law and the Company’s Restated Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. Therefore, the four nominees for director receiving the highest number of votes cast at the meeting will be elected as directors. The affirmative vote of a majority of the votes cast is required for the ratification of the Company’s independent registered public accounting firm.

As to the approval of the Company’s named executive officer compensation, a shareholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the advisory, non-binding resolution with respect to the Company’s executive compensation. While this vote is required by law, it will neither be binding on the Company, or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, or the Board of Directors.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Proposal No. 1	Election of the Director Nominees of the Board of Directors

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than one or more than 25 members, as fixed by the Board of Directors from time to time. The Company’s Board of Directors is currently composed of 12 members. Our certificate of incorporation divides the Board into three classes, with each class to be as nearly equal in number as possible. Each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of shareholders in the year in which the term of directors in that class expires. However, director Thomas Coughlin and the Board of Directors have agreed that he will only serve for a one-year term if elected at the Annual Meeting.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated each of Thomas Coughlin, Vincent DiDomenico, Jr., Joseph Lyga, and Michael Shriner for election to the class of directors of the Company with terms expiring in 2027, except for Mr. Coughlin whose term will expire in 2025. Each director nominee currently serves as a director of BCB Bank, the Company’s wholly owned subsidiary (the “Bank”), and each has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified, except that Mr. Coughlin will hold office until the 2025, and until their successor is duly elected and qualified. If any of the nominees become unable to accept their nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any nominee will be unable to serve as a director, if elected.

The Board of Directors recommends a vote “FOR” each director nominee

BOARD OF DIRECTORS AND DIRECTOR NOMINEES

The following table sets forth certain information with respect to our continuing directors and our director nominees as of the date of this Proxy Statement:

Name	Age	Position with the Company	First Year as Director	Term will Expire (1)
Robert Ballance	64	Director	2000	2026
Ryan Blake	33	COO, Corporate Secretary, & Director	2023	2026
Judith Q. Bielan	59	Director	2000	2025
James E. Collins	74	Director	2003	2025
Thomas Coughlin	63	Director	2002	2024
Vincent DiDomenico, Jr.	58	Director	2018	2024
Mark D. Hogan	58	Chairman of the Board	2000	2025
Joseph Lyga	64	Director	2000	2024
John Pulomena	68	Director	2018	2025
James Rizzo	64	Director	2015	2026
Spencer B. Robbins	71	Director	2011	2024
Michael Shriner	59	President, CEO, & Director of the Bank	2024	2027

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of shareholders to be held in the year indicated, assuming election at the Annual Meeting.

Our directors and director nominees collectively possess the expertise, leadership skills, and diversity of experiences and backgrounds to oversee the execution of the Company’s growth strategy and protect long-term stockholder value, which qualifications are summarized below. More detailed information about each director and director nominee can be found under their respective biography.

Area of Expertise	Thomas Coughlin	Vincent DiDomenico, Jr.	Joseph Lyga	Michael Shriner
Accounting/Finance	X	X		X
Lending	X	X		X
Governance			X
Technology/Cybersecurity			X

The following matrix summarizes certain demographic characteristics of the board of directors, including having two “diverse” directors as defined in the board diversity rules adopted by Nasdaq.

Board Diversity Matrix *	# Female	# Male
Gender Identity	1	11
Demographic Background
African American or Black	--	--
Alaskan Native or American Indian	--	--
Asian	--	--
Hispanic or Latinx	--	--
Native Hawaiian or Pacific Islander	--	--
White	1	11
Two or More Races or Ethnicities	--	--
LGBTQ+	--	1

* Based on 12 Total Number of Directors

Directors

Robert Ballance has been a director of the Company since its founding in 2000. Prior to his retirement, Mr. Ballance served as a Battalion Chief with the Bayonne Fire Department. Mr. Ballance is the owner of a floor covering business located in Bayonne, New Jersey. Mr. Ballance is a member of various clubs and civic organizations throughout the communities the Company serves. With his lengthy experience as a businessman, community leader, civil servant, and as former director of the Bayonne Federal Credit Union, the Board of Directors believes Mr. Ballance brings valuable support and insight as both a director of the Bank and the Company.

Judith Q. Bielan, Esq. is an attorney who has practiced law in New Jersey for over 30 years. In 1993, Ms. Bielan founded the law firm currently known as Bielan, Miklos & Makrogiannis, P.C. which handles all aspects of real estate, family law, contract disputes, and estate matters. Ms. Bielan brings to the Board of Directors experience in the areas of real estate, marketing, budgeting, public relations, and collections. She currently serves on the NJ State Bar Association Legislative Committee. In the past, Ms. Bielan has been court-appointed to serve as a Commissioner on the Hudson County Condemnation Board, and has served on the Hudson County Fee Arbitration Committee, Due Diligence, Family Law, and Early Settlement Panel Committees. In 2010 she was President of the Hudson County Bar Association. In 2005 she received the Hudson County Family Lawyer of the Year Award. Throughout her career, Ms. Bielan volunteered as a Trustee on the Board of “Women Rising,” coached boys’ and girls’ basketball at the Bayonne PAL, and taught Adult Education classes at Bayonne High School. In 2014, she was inducted into the Bayonne PAL Hall of Fame. From 2001-2010 she served on the Board of Holy Family Academy. She holds degrees from Montclair State College (now University) and Seton Hall University School of Law. Ms. Bielan currently serves as Chair of the company’s Nominating and Corporate Governance Committee.

Ryan Blake serves as Executive Vice President, Chief Operating Officer, Corporate Secretary, and Director of the Company and the Bank. Mr. Blake has been with the company since 2008 and has served in his current role since 2021. Prior to then, Mr. Blake served as the Company’s Vice President and Controller. Mr. Blake currently serves as a trustee on the board of the Bayonne Public Library, has served as a commissioner on the Zoning Board of the City of Bayonne, as Vice President for a chapter of Rotary International, and is a former director of the New Jersey Pride Chamber of Commerce. Mr. Blake is a graduate of the ABA Stonier Graduate School of Banking at the Wharton School at the University of Pennsylvania, holds Bachelor’s degrees in both Finance and in Economics from Kean University, and has earned a Master’s degree in Business Administration from Rutgers University.

James E. Collins has worked in the banking industry since 1972, and currently serves as a board member for the Bank and the Company. Mr. Collins was VP/Senior Lending Officer and Community Reinvestment Officer of the Bank when it opened in 2000. Prior to that, Mr. Collins was Senior Lender at First Savings and Loan Association, where he worked for 28 years. Mr. Collins retired from the Bank in 2010. Currently, he serves as Chairman of the Bank’s Loan Committee. In addition to chairing the Bank’s Loan Committee, Mr. Collins brings experience to the board that covers all phases of the lending process, as well as valuable experiences with CRA, regulatory reviews, appraisal functions, and compliance in the lending area. Through Mr. Collins’ experience and knowledge of the markets in which the Company operates, he provides referrals to management for new business, advice, and suggestions to both management and the board.

He has also served as Past President of Ireland’s 32 and as citywide Director for the Bayonne C.Y.O. sports programs. He has served as a Trustee and Treasurer for the Bayonne Education Foundation and was a member of the Directorate at Marist High School in Bayonne. Currently, he is a member of the Dorchester County Certified Emergency Response Team. Mr. Collins was educated at O.L.S.S. grammar school, Marist High School, and received a B.S from St. Peter’s College. Mr. Collins also attended graduate school at the National School of Banking and was a Certified Real Estate Appraiser and member of the Review Appraiser Society.

Thomas M. Coughlin was the President and Chief Executive Officer of the Bank and the Company from their formation until December 31, 2023. Mr. Coughlin has been in the banking industry for over 38 years. He formerly served as Vice President of Chatham Savings Bank and before that as Controller and Corporate Secretary of First Savings Bank of New Jersey. Believing that Bayonne was underserved by community banks, Mr. Coughlin, along with the support of local investors founded Bayonne Community Bank in 2000. After ten years of success, Coughlin, the vigor behind the growth and success of the Bank led the way for expansion with the integrations of Pamrapo Savings Bank, Allegiance Savings, and Indus American Bank. Mr. Coughlin earned a Bachelor of Science degree from Saint Peter’s University, Jersey City and received his CPA designation in 1982. Mr. Coughlin is also the recipient of numerous awards and accolades from various organizations throughout New Jersey and New York in recognition of his service and dedication to the communities he serves.

Vincent DiDomenico, Jr. is the Founder and Managing Member of Delta Equity Management, L.L.C. et al developers of Commercial Real Estate in the New Jersey & New York Metropolitan Area. His real estate companies own and manage institutional-grade commercial real estate assets. Mr. DiDomenico has been a Director of the Bank and the Company since May 2017, where he serves on the Loan, Compensation (Chairman), and Law Committees. He also served on the Board of Trustees, as well serving as a past two-term (2003-2005 & 2009-2011) Vice President and a past two-term (2006-2008 & 2011-2013) President, of the New Jersey Self Storage Association (NJSSA). Mr. DiDomenico is also a former Board of Trustee Member of St. Peter’s Preparatory School and a former Board of Trustee Member of Far Hills Country Day School. Prior to founding his current companies, Mr. Di Domenico was distinguished as a Deming Scholar from the Gabelli School of Business at Fordham University where he earned an MBA in Finance and Statistics, with a concentration in International Business Studies. He also currently serves on the Capital Campaign Committee at The Delbarton School and has served as Co-Chairman of the Far Hills Country Day School Capital Campaign Committee as well as the Board of Governors for the Archdiocese of Newark, C.Y.O. & Young Adult Ministries. He is a graduate of St. Peter’s Preparatory School (1984) and graduate of Villanova School of Business where he received a B.S. degree in Finance (1988).

Mark D. Hogan, C.P.A. is actively serving as Chairman of the Board of the Company, a position he has held since 2003. He has been a Director of the Company since its inception. Prior to beginning his service for the Company, Mr. Hogan first founded, built, and recently retired from, two (2) successful businesses: Hogan and Associates, LLC, a CPA practice which he had operated for almost three (3) decades; and Hogan Financial Advisors, Inc., a wealth management practice which he had operated for over twenty-five (25) years.

Mr. Hogan, who maintains his active CPA license, is currently managing his family’s real estate portfolio. Mr. Hogan’s Community Involvement includes service on the Board of Trustees of three organizations, namely: St Peter’s Preparatory School, where he also served as Chairman of the Finance Committee; Count Basie Center for the Arts, where he also served on the Executive Committee and as Chairman of the Finance Committee; and St. Ann’s Home for the Aged Corp. Mr. Hogan has humbly received innumerable awards for his Community Involvement. Because of Mr. Hogan’s extensive professional experience, his achievements and his aforesaid license and designations, he is deemed well-qualified to actively serve as Chairman of the Company’s Board of Directors. Mr. Hogan graduated with a B.S. in Finance from Pace University in New York City.

Joseph Lyga has served as an Independent Director of the Company since its founding in 2000. Mr. Lyga has been a self-employed contractor and consultant in computer technology, security, network and systems design for the last 39 years. Mr. Lyga attended Jersey City State College and continued his education at the Chubb Institute for Technology. Studying computer programming, as a computer technician, and in computer network design. Mr. Lyga has obtained several certifications in the computer science field, such as those in cybersecurity, Network+, Security+, IT security, Cisco, and most recently obtained a certificate in Cybersecurity from Harvard University in Managing Risk. Mr. Lyga’s dedicated service and his extensive business background in Information Technology provide the Board of Directors with desired insights into the field of information technology. Mr. Lyga is also a member of several clubs and civic organizations.

John Pulomena has been the County Administrator of Middlesex County, New Jersey, for the past 13 years. As County Administrator for Middlesex County, considered the second largest county in the state, Mr. Pulomena is responsible for the development and management of a $500 million annual budget, supported by a workforce of over 2,000 employees. In this capacity, Mr. Pulomena is responsible for developing the strategic plans for sustained economic growth, critical investments in the county’s infrastructure, and enhancing the quality of life for its 825,000 residents through key programs and services. Mr. Pulomena was employed by AT&T for over 22 years, including five years at AT&T Bell Laboratories in software development and 17 years at AT&T corporate in various roles including marketing & sales, government affairs, as Financial Controller, and as Director of the Customer Network Operation Centers. Mr. Pulomena was a Middlesex County Freeholder for 10 years, Council President for the Borough of South Plainfield for nine years, and Chairman of the Middlesex County Planning Board for five years. Mr. Pulomena is a graduate of the City University of New York, where he received a B.S. degree in Computer Science with a minor in Mathematics. Mr. Pulomena currently serves as Chairman of the Company’s Audit Committee.

James G. Rizzo has been a director of the Company since 2015. He currently serves as business liaison to the Board of Directors and has helped lead the Company’s expansion efforts throughout Bergen County, with four branches opening over the last six years. Mr. Rizzo serves as Chairman of the Company’s Investment and Capital Markets committees. In his role as Chairman of the Investment Committee, Mr. Rizzo has been active in overseeing the Company’s investment securities portfolio and its impact on asset liability management. As Chairman of the Capital Markets committee, Mr. Rizzo has been instrumental in the Company’s most recent common and preferred equity offerings. After having spent more than thirty years in a career focused on the high-yield bond markets, Mr. Rizzo is currently in the real estate management business. His career began at Drexel Burnham and included being designated as a Managing Director in positions held at firms such as Guggenheim Partners, Citicorp, and Fleet Bank. Mr. Rizzo’s most recent position was as a Managing Director at Dahlman Rose and Company, from which he retired. Mr. Rizzo is a graduate of St. Peter’s University, where he earned a B.S. in Business Administration. He currently serves on the University’s Board of Regents, and on the

Advisory Board of the University’s Business School. He is also a graduate of St. Peter’s Preparatory school, and is involved in planning the future of Saint Peter’s Preparatory School as a former member of the Board of Trustees. Mr. Rizzo is an active member of the Rutherford Planning Board and the Rutherford Economic Development Committee. He is also a Trustee of the Rutherford Public Library, as well as the Rutherford Library Foundation. Additionally, Mr. Rizzo serves on the Board of St. Dominic’s Academy in Jersey City, N.J.

Spencer B. Robbins is the Managing Director of the Law firm of Robbins & Robbins, Esqs. Located in Woodbridge, New Jersey for the past 42 years. The firm is full-service law office, with an emphasis in litigation. Mr. Robbins was a founding member of Allegiance Community Bank where he served as Chairman of the Board of Directors until it merged with the Bank in 2011. Mr. Robbins presently serves as the Presiding Judge of Sayreville Municipal court and has served as the Chief Judge of Woodbridge and South Plainfield municipal courts. Mr. Robbins is involved with numerous clients in the real estate development process and is active in other business development for the Bank. Mr. Robbins also serves on many committees of the Bank and is Chairman of the Bank’s Legal Committee.

Michael A. Shriner serves as the President and Chief Executive Officer of the Bank and the Company. Mr. Shriner also serves as a Director on the board of the Bank. Mr. Shriner, a 35-year veteran of banking, was formerly President and Chief Executive Officer of Millington, New Jersey-based MSB Financial Corp. and Millington Bank prior to being acquired by Kearny Bank. Under his leadership, he converted Millington Bank from a mutual holding company structure to a fully public institution through a Second Step Conversion. Mr. Shriner joined Millington Bank in 1987 and held various commercial and corporate banking positions, including that of Chief Operating Officer and Board Member prior to his promotion to President and Chief Executive Officer in 2012. Most recently, he held the role of Market President for Kearny Bank, where he transitioned legacy Millington Bank customers to Kearny Bank following the merger acquisition. Mr. Shriner holds an Associate of Arts Degree in Business Administration from the University of New Hampshire and is a Graduate of The National School of Banking, Fairfield University.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Shriner, Mr. Blake, and Mr. Coughlin, are independent from the Company and our management under the listing standards of The Nasdaq Stock Market (“Nasdaq”). The Board considered the Nasdaq standards, the fact that there were no transactions or arrangements between these directors and the Company, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of these directors and the Company.

There are no familial relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investors page of our website at www.BCB.bank or at investorrelations.bcbcommunitybank.com, and any shareholder may obtain printed copies of these documents by writing to Investor Relations at: 595 Avenue C, Bayonne, NJ 07002, by e-mail to: rblake@bcb.bank, or by calling Investor Relations at 1-(800) 680-6872. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the Nasdaq listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

As of the Record Date, Messrs. Lyga, Hogan, and Pulomena (Chairperson) serve as members of our Audit Committee. For fiscal year 2024, the Board of Directors appointed Mr. Pulomena as an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors determined that each member of the Audit Committee is an independent director under the Nasdaq listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the Nasdaq listing standards.

Our Audit Committee held a total of eight (8) meetings during the fiscal year ended December 31, 2023.

The Audit Committee is responsible for:

∎

appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”), and overseeing the independent auditors’ qualifications, performance and independence;

∎	Overseeing the integrity of the company’s financial statements;

∎	Overseeing the company’s compliance with legal and regulatory requirements;

∎	Overseeing the performance of the internal audit function, independent loan review function; and

∎	Overseeing the system of internal controls.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investors page of our website at www.BCB.bank or investorrelations.bcbcommunitybank.com.

Compensation Committee

As of the Record Date, Messrs. Lyga, Robbins, and DiDomenico (Chairperson) serve as members of our Compensation Committee.

This Committee held a total of three (3) meetings during the fiscal year ended December 31, 2023.

The Compensation Committee is responsible for:

∎	assisting the Board in fulfilling its responsibilities relating to the compensation and benefits provided to the Company’s executive management and Board of Directors;

∎	reviewing, evaluating and recommending various benefit plans and overall compensation; and

∎	administering our equity plans and other certain incentive compensation plans.

More specifically, the Compensation Committee reviews, evaluates and recommends to the Board of Directors the base salaries and equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Meridian Compensation Partners (“Meridian”), to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2023, or had previously been an officer or employee of the Company or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of the Company or a business relationship with the Company, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

As of the Record Date, Ms. Bielan (Chairperson) and Messrs. Collins, Lyga, and Robbins serve as members of the Nominating and Corporate Governance Committee.

The Committee held a total of fourteen (14) meetings during the fiscal year ended December 31, 2023.

The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors with the following:

∎	identifying qualified individuals to become Board members;

∎	determining the size and composition of the Board of directors and its Committees;

∎	monitoring a process to assess Board effectiveness;

∎	reviewing the continuation of each director being considered for re-election;

∎	executive succession planning;

∎	developing and implementing the Company’s corporate governance guidelines; and

∎	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have a record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

∎	integrity and character;

∎	sound and independent judgment;

∎	breadth of experience;

∎	business acumen;

∎	leadership skills;

∎	banking or other financial services expertise;

∎	familiarity with issues affecting businesses in diverse industries; and

∎	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the Board’s needs, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with the Company or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy; however, diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chairman of the Board interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Shareholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Shareholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The shareholder recommendation should be submitted in writing, addressed to the Company at 595 Avenue C, Bayonne, NJ 07002 Attn: Corporate Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of the Company in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

The Board of Directors maintains a leadership structure that continues to separate the Chairman of the Board of Directors and the Chief Executive Officer roles. We believe that keeping separate the roles of Chairman and Chief Executive Officer is an effective means by which the board of directors is able to independently manage risk oversight.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting the Company both directly and indirectly through its committees. The Company has in place a risk management program that, among other things, is designed to identify risks across the Company with input from each business unit and function. Material risks are identified and prioritized by management and its risk committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, markets, legal, regulatory, compliance and operations, including technology and cyber security risk, as well as the strategic and financial considerations associated with each.

Also, the Compensation Committee periodically reviews the most important risks to the Company to ensure that compensation programs do not encourage excessive risk-taking. Senior members of management from across business units and programmatic and functional disciplines within the Company make up a risk committee, which meets at least quarterly to identify significant risks to us, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. We also have mandatory training of our workforce around our policies, including our Code of Business Conduct and Ethics. The risk committee reports its results to the Audit Committee periodically.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investors page of our website at investorrelations.bcbcommunitybank.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board of Directors and meetings of the committees on which they serve. Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 75% of the aggregate Board and assigned committee meetings in any calendar year will not be nominated for re-election. During fiscal year 2023, the Board of Directors met a total of twelve (12) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. Unless there are mitigating circumstances (such as medical or family emergencies), each Board member is required to attend the Company’s annual meeting of shareholders. All members of the Board of Directors attended the 2023 annual meeting of shareholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Shareholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Chairman of the Board of Directors” or “Non-Management Directors,” at the Company, 595 Avenue C, Bayonne, NJ 07002 Communications intended for the full Board of Directors may be submitted in the same manner.

Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at the Company, 595 Avenue C, Bayonne, NJ 07002 or by e-mailing the Audit Committee by going to investorrelations.bcbcommunitybank.com, under the link for Governance and Documents and Charters.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller, as well as our other officers, directors, employees and contractors of the Company. The Company’s Code of Business Conduct and Ethics has been filed as an exhibit to the Annual Report on Form 10-K. Any amendment to, or waiver from, this Code for such officers will be disclosed on a Current Report on Form 8-K filed with the SEC.

Human Capital Management

The Company’s long-term growth and success depends on its ability to attract, develop and retain a high-performing and diverse workforce. The Company strives to provide a work environment that promotes collaboration, productivity, and employee engagement, which in turn drives both employee and customer success, as well as benefits the communities in which the Company does business.

The Company’s Board of Directors and executive team oversee the strategic management of the Company’s human capital resources, and the Company’s Human Resources Department manages the day-to- day of those resources.

Employee profile

As of December 31, 2023, the Company had 266 full-time employees, 46 part-time employees, and no commissioned employees, for a total of 312 employees. In addition, approximately 67% of the Company’s employees are female and 33% are male, and the average tenure was 7 years as of December 31, 2023.

Total Rewards

As part of the Company’s compensation philosophy, market competitive programs are maintained for employees to attract and retain superior talent. In addition to competitive base wages, additional programs include annual bonus compensation opportunities, a Company-matched 401(k) Plan, health and welfare benefits, flexible spending accounts, paid time off, family leave, and employee assistance programs. Some employees also receive grants of equity awards in the Company’s stock. In addition, the Company promotes health and wellness by encouraging work-life balance, and offering flexible work schedules.

Talent and Promoting Diversity

A core tenet of the Company’s talent philosophy is to both develop talent from within and supplement with external hires. Whenever possible, the Company seeks to fill positions by promotion and transfer from within the organization. The Company’s talent acquisition team uses internal and external resources to recruit highly skilled and talented candidates; employee referrals are also encouraged.

The Company is dedicated to recruitment and career development practices that support its employees and promotes diversity in its workforce at all levels of the Company. The Company is committed to having a workforce that reflects the communities in which it serves. Partnerships are in place with several sources to assist in attracting diverse talent from a broad population, including the African American, Asian American, and Latino chamber of commerce affiliations. In addition, career opportunities are shared with colleges and universities with diverse student bodies. The Company’s internship program also serves as a pipeline of diverse talent for full time employment. Other available tools are also utilized to connect with prospective new hires. As of December 31, 2023, 48% of the Company’s employees were persons of color.

Following a multi-pronged recruiting strategy, which includes sourcing diverse candidate pools, new hires participate in an onboarding program which includes an introduction to the Company’s culture, policies, and procedures. Retention strategies include espousing a culture that inspires loyalty and trust through ongoing communication of strategic initiatives, in addition to the benefits mentioned above in Total Rewards. The Company’s leadership development programs and opportunities offered through the Company’s continuing education program help ensure that motivated individuals have the opportunity for continuous improvement. Employees each maintain a professional development action plan and participate in regular evaluation and growth opportunities.

This approach has yielded loyalty and commitment from employees which in turn grows the business, products, and customers. This approach has also added new employees and ideas, which support a continuous improvement mindset and the goals of a diverse and inclusive workforce.

The Company strives to promote inclusion through defined Company values and behaviors. With the support from the Board of Directors, the Company continues to explore additional diversity, equity, inclusion, and belonging efforts through multiple approaches to inclusion: candidates, employees, and the marketplace. The Company is focused on sourcing and hiring with fair and equitable approaches, creating an environment where all employees can develop and thrive.

NON-EMPLOYEE DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing the Company’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our shareholders. We did separately compensate Mr. Coughlin and Mr. Blake for their service on the Board for fiscal year 2023.

For fiscal year 2023, our Compensation Committee retained the services of Meridian as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information, including the applicable peer group data, and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. In assessing non-employee director compensation, we utilize the same peer group that is used for executive compensation and is described in the Compensation Discussion and Analysis section of this Proxy Statement. The Compensation Committee reviews the non-employee director compensation program annually.

Cash Compensation

The cash elements of the non-employee director compensation program for fiscal year 2023, which the Compensation Committee recommended, and the Board approved, were as follows:

∎ Annual retainer (Bank):	$25,000 per year

∎ Annual retainer (Company):	$10,000 per year

∎ Non-Executive Chairman:	$75,000 per year

∎ Committee meetings:	$300 per meeting (1)

(1)	Members of the Company’s Audit Committee receive $500 per meeting.

Equity Compensation

For fiscal year 2023, each non-employee director received an award of 3,000 shares of restricted stock, with a grant date fair market value of $17.99. These awards were made in January 2023 and vest in one-quarter installments over a 4-year period beginning on the first anniversary of the grant date.

We make all equity awards to non-employee directors under our shareholder-approved equity incentive plan. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards.

Director Deferred Compensation Plan

Under the Company’s Executive and Director Deferred Compensation Plan, which we refer to as the “2023 Deferred Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board. The 2023 Deferred Plan was originally effective on October 1, 2005, and was amended and restated effective January 1, 2023.

The 2023 Deferred Plan is a nonqualified deferred compensation plan designed to comply with the requirements of Section 409A of the Internal Revenue Code. Pursuant to the 2023 Deferred Plan, a participant may elect to defer, on a pre-tax basis, receipt of all or any portion of fees and retainers received for his or her service on the Board of Directors and on committees of the Board of Directors, but only to the extent such amounts are attributable to services not yet performed. The Bank credits the deferred amounts to a bookkeeping account.

The Bank may, but is not required to, make matching or discretionary contributions on behalf of participants. Any such matching or discretionary contribution will vest after the participant completes three years of service with the Bank, except that participants will automatically become 100% vested in their matching or discretionary contributions upon our change in control. Notwithstanding the foregoing, if the participant engages in injurious conduct (as defined in the 2023 Deferred Plan), all matching or discretionary contributions (whether vested or not) shall be forfeited.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The investment options available may (but is not required to) include a stock unit investment account under which amounts are deemed invested in a number of notional shares of our common stock and at distribution such amounts are payable in shares of our common stock.

Deferred amounts will be paid out on the participant’s benefit age as designated in his or her deferral election form or upon the participant’s death, disability or separation from service, if such date is earlier than his or her designated benefit age. Distributions may also be made earlier than the participant’s designated benefit age if the distribution is necessary to satisfy a financial hardship, as defined under Section 409A of the Internal Revenue Code. At the election of the participant, the distribution may be paid out in a lump sum or in equal annual installments over a period not to exceed ten years.

The Bank may establish a “rabbi trust” to which the Bank may deposit such deferrals and earnings, but the rights of all participants to any deferred amounts represent the Bank’s unsecured promise to pay and the deferred amounts remain subject to the claims of the Bank’s creditors.

Hedging and Pledging Prohibition

As with our employees, we do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2023

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended December 31, 2023. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation for the fiscal year ended December 31, 2023.

Name	Fees Earned Paid in Cash	Stock Awards (1)(2)	Total

Robert Ballance	$52,600	$53,970	$106,570

Judith Q. Bielan	$54,200	$53,970	$108,170

James E. Collins	$56,800	$53,970	$110,770

Vincent DiDomenico, Jr.	$53,200	$53,970	$107,170

Mark D. Hogan (3)	$135,500	$53,970	$206,052

Joseph Lyga	$59,300	$53,970	$113,270

John Pulomena	$52,800	$53,970	$106,770

James Rizzo	$53,200	$53,970	$107,170

Spencer B. Robbins	$54,500	$53,970	$108,470

(1)	As of December 31, 2023, the independent directors noted above each held the following shares of unvested restricted stock under the Equity Incentive Plan.

Name	Unvested Restricted Stock Under the Equity Incentive Plan

Robert Ballance	6,450

Judith Q. Bielan	6,450

James E. Collins	6,450

Vincent DiDomenico, Jr.	6,450

Mark D. Hogan	6,450

Joseph Lyga	6,450

John Pulomena	6,450

James Rizzo	6,450

Spencer B. Robbins	6,450

(2)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the restricted stock that we awarded to each non-employee director in fiscal year 2023 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended December 31, 2023, included in our Annual Report on Form 10-K, which we filed on March 8, 2024.

(3)	For Mr. Hogan, the amount includes perquisites of $16,582 received in the form of a country club membership.

Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of the Company has appointed Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2024. No determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment.

Wolf & Company, P.C. conducted the audit of the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2023. Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Wolf & Company, P.C.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Pulomena (Chairperson), Lyga, and Hogan. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance–Committees of our Board of Directors–Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended December 31, 2023, and December 31, 2022, incurred for services provided by our independent registered public accounting firm, Wolf & Company, P.C.

	Year Ended

Description of Fees	December 31, 2023	December 31, 2022

Audit Fees, including fees associated with the annual audit of the Company, the reviews of the Company’s quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements	$375,000	$319,400

Audit-Related Fees, including assurance and related services that are reasonably related to the performance of the audit and review of the financial statements and that are not already reported in “Audit Fees” above	$20,000	$18,532

Tax Fees, including fees associated with income tax compliance, advice and planning	$ --	$ --

	$ --	$1,528

Total	$395,000	$339,460

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended December 31, 2023, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2022 and 2023.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2024

The Audit Committee has appointed Wolf & Company, P.C. to conduct the audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2024. The Company’s shareholders are being asked to ratify the Audit Committee’s appointment of Wolf & Company, P.C. as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

John Pulomena (Chairman)

Joseph Lyga

Mark D. Hogan

EXECUTIVE OFFICERS

Our current executive officers, except for Mr. Shriner and Mr. Blake, are listed below. Mr. Shriner and Mr. Blake’s information is included under “Board of Directors.”

Jawad Chaudhry, C.F.A., serves as Executive Vice President, Chief Financial Officer of the Bank and the Company. Mr. Chaudhry has extensive corporate finance and advisory experience from working both in regional banking and on Wall Street. Most recently, Mr. Chaudhry served as Executive Vice President and Head of FP&A, Corporate Finance & Strategy department at NJ-based $28 billion asset-size Investors Bank. Since joining the Bank in 2015, Mr. Chaudhry had been responsible for leading a number of initiatives that included M&A, Strategic Planning, Budgeting/Forecasting, Enterprise-wide Stress Testing, Capital Planning, CECL Program / Model implementation, and Profitability Reporting. Prior to joining Investors Bank, Mr. Chaudhry spent majority of his career on Wall Street where he worked in the FIG Investment Banking departments at Lehman Brothers, Barclays Capital, and Jefferies. Additionally, Mr. Chaudhry also served on the Morris County Chamber of Commerce (MCCC) Board and was a member of MCCC’s Investment Committee. Mr. Chaudhry graduated Summa Cum Laude from Franklin & Marshall College where he earned his Bachelor’s degree in Mathematics and Economics with concentration in Finance. Mr. Chaudhry also holds a Chartered Financial Analyst certification.

Kenneth G. Emerson serves as Executive Vice President and Chief Strategy and Risk Officer of the Company and the Bank. He has 35 years of New Jersey banking experience, most recently at Blue Foundry Bank where for over 17 years he acted in several capacities including Chief Information Officer, Chief Risk Officer and Chief Operations and Strategy Officer. Previous to those roles, he worked at FinPro, Inc., providing consulting services to the banking industry in strategic planning, mergers and acquisitions, market feasibility, CRA, and asset/liability management. Prior to FinPro, he worked in various accounting roles at Summit Bank, Valley Savings Bank, Howard Savings Bank, and Carteret Savings Bank. He received his CPA designation from the State of New Jersey in 1996.

David Garcia serves as Executive Vice President and Chief Lending Officer of the Bank. Mr. Garcia has been in the finance industry for over 25 years, serving at both New Jersey banks as well as Investment Banks. Immediately prior to joining the Company, he served for over 11 years in various senior capacities at Oritani Bank, most recently as Executive Vice President of the Bank’s private REIT, Oritani Asset Corp., as well as Managing Director of Oritani Finance Co. Previously, he served at UBS Investment Bank in the Global Commercial Real Estate/CMBS Group for nearly a decade in capacities of progressive responsibility, culminating as a Director leading the proprietary acquisition of credit-tenant assets nationwide. Prior to UBS, Mr. Garcia served as Associate Director within the real estate finance group at Daiwa Securities. A lifelong resident of Rockland County, NY, Mr. Garcia holds a B.S. from Dominican College and an MBA from Fairleigh Dickinson University. He is the 2019-2021 Chairman of the Real Estate Board of New York Finance Committee, and is active in a number of industry organizations.

Frank Greco was promoted to Senior Vice President and Chief Credit Officer of the Bank in September 2023. Prior to that time, he served as VP, Portfolio Management Manager of the Bank from January 2019 through August 2023. Prior to the Bank he served as Senior Vice President and Senior Loan Officer at Freedom Bank from 2016 to 2018, as Senior Vice President of Bank of New Jersey from 2012 to 2016 and as Senior Vice President and Senior Loan Officer of First Commerce Bank from 2009 to 2012. Prior to 2009, Mr. Greco held various credit and lending positions at banks in New Jersey and Pennsylvania. Mr. Greco holds a Bachelor of Science degree from the New Jersey Institute of Technology and is a graduate of The Graduate School of Banking, Madison, Wisconsin.

Sandra L. Sievewright serves as Senior Vice President and Chief Compliance Officer of the Bank. She has been in the banking industry for over 30 years. Ms. Sievewright’s diverse experience includes management positions in compliance, bank secrecy, community reinvestment, marketing, security, branch administration, operations and residential lending. She joined the Bank in May 2014. From July 2013 to May 2014, Ms. Sievewright was the Senior Vice President and BSA/Compliance Officer of First Commerce Bank in Lakewood, New Jersey. From October 2005 to July 2013, Ms. Sievewright was the Senior Vice President and Compliance Officer of Bogota Savings Bank in Teaneck, New Jersey.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a description of the roles and responsibilities of the Compensation Committee of the Company’s Board of Directors. Additionally, this CD&A describes the Company’s executive compensation philosophy, guidelines and programs, and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. The Named Executive Officers for the fiscal year 2023 are:

Thomas Coughlin	President & Chief Executive Officer
Ryan Blake	Executive Vice President and Chief Operating Officer
Jawad Chaudhry	Executive Vice President and Chief Financial Officer
Kenneth Emerson	Executive Vice President and Chief Security and Risk Officer
David Garcia	Executive Vice President and Chief Loan Officer

Fiscal Year 2023 Performance

The Company’s net income decreased by $16.1 million, or 35.3 percent, to $29.5 million for the year ended December 31, 2023 from $45.6 million for the year ended December 31, 2022. Net interest income decreased by $9.9 million, or 8.7 percent, to $104.1 million for the year ended December 31, 2023 from $113.9 million for the year ended December 31, 2022. The decrease in net interest income resulted from a $66.8 million increase in interest expense, offset by an increase of $56.9 million in interest income.

Net interest margin was 2.85 percent for the twelve months of 2023, compared to 3.78 percent for the twelve months of 2022. During the twelve months of 2023, the Company recognized $704,000 in net-charge offs compared to $1.7 million in net-charge offs for the same period in 2022.

Non-interest income increased by $2.5 million to $4.1 million for the twelve months of 2023 from $1.6 million for the twelve months of 2022. Non-interest expense increased by $5.1 million, or 9.2 percent, to $60.6 million for the twelve months of 2023 from $55.5 million for the same period in 2022. The increase in operating expenses for 2023 was driven primarily by an increase in salaries and employee benefits, an increase in regulatory assessments, and higher data processing expenses. The 2023 salaries and benefits expense includes a one-time payment of $1.17 million to the Company’s former President and Chief Executive Officer.

Summary of 2023 Compensation Actions

The compensation programs in which our named executive officers participate are designed to drive our financial results, align with our business strategy and create long-term value for our shareholders. In 2023, The Compensation Committee reviewed Say-on-Pay results, proxy advisor commentary and made several changes to our compensation programs, practices and policies after thorough deliberations throughout the year. The following concerns regarding our compensation programs were addressed in the following manner.

•

Single trigger cash severance provision. With Mr. Coughlin’s retirement on December 31, 2023, the Company no longer provides any agreements that provide severance upon a change in control, without requiring an employment termination. All employment agreements for our Named Executive Officers contain a “double trigger,” requiring a change in control and a qualified termination in order to receive severance benefits.

•

Preset performance criteria. The Compensation Committee recognizes that shareholders prefer incentive compensation to be linked to objective performance criteria. In 2023, the Company committed to adopting incentive compensation programs that reinforce our pay for performance culture:

o

The Compensation Committee approved an Annual Incentive Plan (“AIP”), which provides annual cash incentive awards for our Named Executive Officers to motivate and reward the achievement of key short-term objectives. The AIP is based on Company’s achievement of pre-defined financial targets for the applicable year and a qualitative assessment of individual performance. For 2023, Adjusted Earnings Per Share (Adjusted “EPS”) was chosen as the financial performance metric and was weighted at 80% of the total award. The individual assessment was weighted at 20% of the total award.

o

The Compensation Committee intends to implement a Long-term Incentive Plan (LTIP), in which Named Executive Officers will participate. Given the macro-economic environment in 2023, implementation was delayed, and the Compensation Committee will consider implementation for 2024. The LTIP will award 50% of Named Executive Officer’s award value in the form of performance-based restricted stock units (PRSUs). Vesting is contingent on Return on Average Assets (“ROAA”) and Return on Average Equity (“ROAE”), which are measured on a relative basis to a peer group at the end of a three-year performance period. The remaining 50% of the NEO’s award value will be in the form of time-based restricted stock awards (RSAs). Any dividends or dividend equivalents will be deferred until vesting.

Compensation risk mitigators. The Compensation Committee adopted a clawback policy in 2023 that provides for the recoupment of excess compensation in the event of a financial restatement. The Compensation Committee intends to adopt a market-based stock ownership guidelines for its Named Executive Officers upon the implementation of the LTIP discussed above.

Results of Advisory Vote on Executive Compensation – Say-on-Pay

At our annual meeting of shareholders held on April 27, 2023, we held a say on pay vote, which is a non-binding advisory vote in support of the compensation of our Named Executive Officers, The Company received the support of approximately 61.8% of the votes cast, which was significantly lower than the support of approximately 92.4% of the votes case in the prior year. As a response to the 2023 Say-on-Pay vote, the Compensation Committee made meaningful changes to its executive compensation programs and policies as noted above.

At our 2024 Annual Meeting, shareholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 3.

Compensation Policies and Practices

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our stockholders:

We employ the following practices:

◾	Use an annual incentive program with defined metrics and a formulaic approach, with flexibility for the Committee to use discretion where prudent;
◾	Engage an independent compensation consultant;
◾	Benchmark compensation to remain competitive and employ market-based practices;
◾	Require our named executive officers to be subject to a clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;
◾	Use a double trigger change in control provision so that severance benefits are only paid upon termination event following a change in control;
◾	Adopt administration procedures to ensure equity awards comply with legal, regulatory, and accounting requirements;
◾	Require shareholder approval in the repricing of underwater stock options;
◾	Limit perquisites;
◾	Do not provide excise or tax gross-ups in our employment or change in control agreements;
◾	Prohibit hedging and pledging of our stock.

Compensation Philosophy and Objectives

Our compensation objectives begin with the premise that our success depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide our employees to successfully implement our business strategy and other corporate objectives. We seek to retain, motivate, and reward our Named Executive Officers while maintaining an appropriate emphasis on pay-for performance alignment.

We believe that we can achieve the objectives of our compensation philosophy by implementing a compensation program that is competitive with our industry peers and creates appropriate incentives for our management team. Our compensation philosophy is based on four basic principles:

1.

Aligning with Shareholder Interest – As a public company, we use equity compensation as an integral component of our compensation program to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

2.	Driving Performance – We will base compensation in part on the attainment of company-wide, business unit, and individual targets that contribute to our earnings within risk tolerance.

3.	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

4.

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

Factors Considered in Determining Pay Programs and Making Pay Decisions

The Committee is responsible for compensation decisions for our Named Executive Officers and reports all actions to the Corporation’s Board.

Benchmarking Compensation

In 2023, the Compensation Committee engaged Meridian, its independent compensation consultant, to assess the competitiveness and effectiveness of our executive compensation program. Meridian provided an analysis of base salary, short-term incentive, long-term incentive and total compensation practices of similarly sized banks within of region. This data was used by the Committee to establish compensation for 2023. The compensation consultant considered individual compensation elements, as well as the total compensation package, and assessed the relationship of pay to performance.

In performing this analysis, Meridian used a peer group of banking institutions, which was reviewed and approved by the Committee. The peer group included institutions with an asset size ranging from $1.6 billion to $7.2 billion. All banks were based in the Northeast and Mid-Atlantic region. The peer group used in the report presented for consideration of 2023 compensation decisions consisted of the following financial institutions:

Brookline Bancorp, Inc.

Cambridge Bancorp

CNB Financial Corporation

Embassy Bancorp, Inc.

Enterprise Bancorp, Inc.

Financial Institutions, Inc.

Greene County Bancorp, MHC

HarborOne Bancorp, Inc.

Mid Penn Bancorp, Inc.

Northfield Bancorp, Inc.

Orrstown Financial Services, Inc.

Peapack-Gladstone Financial Corporation

Peoples Financial Services Corp.

Princeton Bancorp, Inc.

Republic First Bancorp, Inc.

The First of Long Island Corporation

Univest Financial Corporation

Washington Trust Bancorp, Inc.

A peer group analysis is limited to those positions for which compensation information is disclosed publicly. Therefore, the compensation consultant also relied on published compensation surveys to supplement peer group information, including the McLagan Regional & Community Banking Survey. Similar asset and regional scope comparisons were used for the benchmarking analysis.

Elements of Compensation

Compensation Element	Purpose
Base Salary	•

Provides a fixed amount of compensation to recognize the duties, responsibilities, and scope of influence of the executive’s role. The level of base salary also takes into consideration the executive’s experience, skills, and performance.

Annual Incentive Program	•	Rewards the achievement of annual goals for financial performance, as well as key annual individual goals that strengthen the business and position the Company for long-term success.
Long-Term Incentives	•	Rewards long-term performance through increases in share appreciation and aligns executives with shareholder interests.
Other Compensation	•

Named Executive Officers participate in the benefit and retirement programs generally available to all full-time Company employees. The Named Executive Officers also have the ability to participate in the Deferred Compensation Program and in the case of Mr. Coughlin, a legacy Supplemental Executive Retirement Program. These benefits are with the purpose of providing health, welfare and financial stability.

	•	Perquisites are generally limited to those that assist our Named Executive Officers in conducting their business duties productively.
	•	Employment agreements and other separation benefits are provided to ensure that executives act in the best interest of the Company regardless of future employment status.

2023 Compensation Elements and Decisions

The Company does not use a specific percentile positioning in determining pay levels. Rather, the Compensation Committee bases the Named Executive Officers’ compensation opportunities using the following principles:

•	Experience in the financial services industry that promotes the safe and sound operation of the Company and the Bank;

•	Experience and prior performance of our executives in successfully implementing and completing strategic goals;

•	Experience in all aspects of risk management;

•	Experience in our markets relating to the needs of our customers, products, and investments in various phases of the economic cycle;

•	Disciplined decision-making that respects our strategic plan but adapts quickly to change;

•

The retention and development of incumbent executives who meet, or exceed, performance objectives, since recruiting executives can be expensive, unpredictable, and may have a disruptive effect on our operations;

•	The compensation and employment practices of our competitors within the financial services industry and elsewhere in the marketplace; and,

•	Each executive’s individual performance and contribution in helping us achieve our corporate goals.

Base Salary

Based on the executive compensation analysis and the principles described above, the Compensation Committee adjusted base salaries to the following in 2023:

Name	2023	2022	% Change	2024	% Change
Thomas Coughlin (1)	$585,000	$585,000	--	--	--
Ryan Blake	$400,000	$400,000	--	$400,000	--
Jawad Chaudhry (2)	$350,000	$350,000	--	$425,000	21.4%
Kenneth Emerson (3)	$230,000	$250,000	8.70%	$ 250,000	--
David Garcia	$265,000	$305,000	15.0%	$ 305,000	--

(1) Mr. Coughlin retired as of December 31, 2023.

(2) Mr. Chaudhry began his tenure with the Company on September 26, 2022.

(3) Mr. Emerson resigned his position with the Company on March 6, 2024.

Annual Incentive Plan (“AIP”)

In response to our Say-on-Pay outcome, the Compensation Committee, with the assistance of Meridian and input from senior management, developed the AIP, in which the Named Executive Officers and other members of the senior management team participate. The Plan is based on a balanced scorecard which includes Company Performance Goals, and a qualitative assessment of Individual Goals.

The Company Performance Goal and weighting for 2023 was Adjusted EPS with a total award weighting of 75%. The Individual Goals qualitative assessment was weighted 25% of the total award. Each goal is measured separately and not contingent on achieving performance on the other.

Awards are calculated as follows:

Each Company Performance Goal is assigned three performance levels, which earn the following payouts based on the level of actual achievement: Threshold (50% of the target incentive), Target (100% of target incentive) and Stretch (150% of the target incentive). Amounts below threshold earn a $0 payout. In no event may a participant earn more than 150%. Straight-line interpolation is used between performance levels to reward incremental achievement of Company Performance Goals.

The incentive opportunities for the Named Executive Officers were the following as a percentage of base salary: 50% Mr. Coughlin and 50% Messrs. Blake, Chaudhry and Emerson.

Given the macroeconomic conditions in 2023, including rapidly rising interest rates, deposit outflows to the largest financial institutions and a decrease in commercial and residential lending, the Company’s Adjusted EPS was impacted and were below threshold. The Compensation Committee conducted a qualitative assessment of the Named Executive Officers’ performance. Mr. Coughlin provided recommendations regarding individual performance for the Named Executive Officers other than himself. The Committee used this information along with their own experiences to determine and independently assess CEO performance. Award payouts under the AIP were as follows:

Executive	Base Salary ($)	Payout at Target ($)(1)	Payout at Target (%)	Actual Payout Earned ($)	% of Base Salary
Thomas Coughlin	$585,000	$292,500	50%	--	--
Ryan Blake	$400,000	$200,000	50%	--	--
Jawad Chaudhry	$350,000	$175,000	50%	$70,000	20%
Kenneth Emerson	$250,000	$125,000	50%	--	--
David Garcia	$305,000	--	--	--	--

(1)	Mr. Garcia is not included in the Company’s short-term incentive plan, but is included here as he is a named executive officer.

Long-term Incentives

Named Executive Officers under our 2018 Equity Incentive Plan may receive equity awards in an effort to focus their attention on our sustained, long-term financial performance and increase shareholder value. In 2023, restricted stock was awarded to Mr. Blake on June 30, 2023. This vests over 12 months on a pro-rata basis.

The Compensation Committee intends to implement a Long-term Incentive Plan (LTIP), in which Named Executive Officers will participate. Given the macro-economic environment in 2023, implementation was delayed, and the Compensation Committee will consider implementation for 2024. The LTIP will award 50% of Named Executive Officer’s award value in the form of performance-based restricted stock units (PRSUs). Vesting is contingent on Return on Average Assets (“ROAA”) and Return on Average Equity (“ROAE”), which are measured on a relative basis to a peer group at the end of a three-year performance period. The remaining 50% of the NEO’s award value will be in the form of time-based restricted stock awards (RSAs). Any dividends or dividend equivalents will be deferred until vesting.

Deferred Compensation Plan

We maintain a deferred compensation originally effective on October 1, 2005, which was amended and restated effective January 1, 2023 (the “2023 Deferred Plan”). The 2023 Deferred Plan is a nonqualified deferred compensation plan designed to comply with the requirements of Section 409A of the Internal Revenue Code. Select executives and all members of the Board of Directors of the Bank are eligible to participate in the 2023 Deferred Plan. Pursuant to the 2023 Deferred Plan, a participant may elect to defer, on a pre-tax basis, receipt of all or any portion of salary, bonus or fees and retainers received for his or her employment or service on the Board of Directors and on committees of the Board of Directors, but only to the extent such amounts are attributable to services not yet performed. The Bank credits the deferred amounts to a bookkeeping account.

The Bank may, but is not required to, make matching or discretionary contributions on behalf of participants. Any such matching or discretionary contribution will vest after the participant completes three years of service with the Bank, except that participants will automatically become 100% vested in their matching or discretionary contributions upon our change in control. Notwithstanding the foregoing, if the participant engages in injurious conduct (as defined in the 2023 Deferred Plan), all matching or discretionary contributions (whether vested or not) shall be forfeited.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The investment options available may (but is not required to) include a stock unit investment account under which amounts are deemed invested in a number of notional shares of our common stock and at distribution such amounts are payable in shares of our common stock.

Deferred amounts will be paid out on the participant’s benefit age as designated in his or her deferral election form or upon the participant’s death, disability or separation from service, if such date is earlier than his or her designated benefit age. Distributions may also be made earlier than the participant’s designated benefit age if the distribution is necessary to satisfy a financial hardship, as defined under Section 409A of the Internal Revenue Code. At the election of the participant, the distribution may be paid out in a lump sum or in equal annual installments over a period not to exceed ten years.

The Bank may establish a “rabbi trust” to which the Bank may deposit such deferrals and earnings, but the rights of all participants to any deferred amounts represent the Bank’s unsecured promise to pay and the deferred amounts remain subject to the claims of the Bank’s creditors.

Currently, none of our named executive officers, with the exception of Mr. Coughlin, participate in the Deferred Compensation Plan.

Supplemental Executive Retirement Plan

The Bank implemented a defined benefit supplemental executive retirement plan (the “SERP”) on December 29, 2021 for the benefit of Mr. Coughlin. The Bank has implemented the SERP to provide supplemental nonqualified pension benefits to Mr. Coughlin and incentivize him to continue to make substantial contributions to the success of the Bank. The SERP provides Mr. Coughlin with supplemental retirement income payable in the form of a life annuity. Upon his separation from service (as defined in the SERP) after reaching normal retirement age (age 65), for any reason other than death, benefit payments will commence on the first day of the second month following his separation from service, payable monthly and continuing for his lifetime. The monthly benefit payment will be $10,000 (the “Normal Retirement Benefit”). Except as provided below, in the event he should incur a separation from service prior to normal retirement age, then upon reaching normal retirement age he will receive 75% of the Normal Retirement Benefit in the case of a separation from service occurring prior to the end of the calendar year 2023; and 100% of the Normal Retirement Benefit in the case of a separation from service occurring at or after the end of calendar year 2023.

If Mr. Coughlin is actively employed at the time of a change in control (as defined in the SERP) and incurs a separation from service within 24 months after the change in control, except a separation from service for cause (as defined in the SERP), he will receive 100% of the Normal Retirement Benefit upon reaching normal retirement age. The SERP also provides that in connection with such a change in control, a rabbi trust will be formed into which assets will be contributed to provide the Bank or its successor with a source of funds to satisfy the obligations under the SERP. In the event Mr. Coughlin experiences a separation from service for cause, he will forfeit his entire SERP benefit, regardless of vesting.

In the event Mr. Coughlin dies while in active service with the Bank, his beneficiary will receive a lump sum payment equal to his account balance (the liability accrued by the Bank under generally accepted accounting principles as of such date) at the time of death in a single lump sum within 60 days of the date of death. In the event he dies after a separation from service but before receiving 180 monthly payments, his beneficiary will receive the monthly benefit payments that he was entitled to at the time of his death until 180 monthly payments have been made. If he has already received 180 monthly payments at the time of his death, his beneficiary will not be entitled to a death benefit.

Except in the case of a separation from service following a change in control, the SERP provides that for a period of one year following his separation from service, Mr. Coughlin will not (i) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank, or (ii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Employment and Related Agreements

We maintain employment agreements with Messrs. Blake, Chaudhry, and Shriner, which provide for severance benefits upon a qualifying termination of employment in connection with a change in control.

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements and our equity awards under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, and life insurance. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k) retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

We do not cover our named executive officers under any defined benefit pension.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, and airline club membership dues.

The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Risk Management

The Compensation Committee believes that any risks arising from our compensation policies and practices for all of our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company or the Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our compensation program will encourage our Named Executive Officers to act in a manner that is focused on the long-term valuation of the Company and the Bank.

The Compensation Committee reviews our compensation program to ensure that controls are in place so that our employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the Company and the Bank. The Compensation Committee utilized both company-wide and individual performance objectives in our AIP made to our Named Executive Officers. The performance objectives selected are customary performance metrics for financial institutions in our peer group. In addition, because the Compensation Committee evaluates company-wide performance objectives as a trend of performance, the long-term financial performance of the Company and the Bank is in correlation with any annual incentive payments awarded to our Named Executive Officers.

By recommending the granting of equity awards under the Company’s equity incentive plans, the Compensation Committee has attempted to place more of our common stock into the hands of our employees in an effort to align their interests with those of our shareholders, which should contribute to long-term shareholder value and decrease the likelihood that our employees would take excessive risks

Clawback Policy

We maintain a clawback policy applicable to each of our executive officers subject to Section 16 of the Securities Exchange of 1934, including each of our named executive officers. Pursuant to this policy, in the event of any restatement of our financial statements, our Audit Committee may require reimbursement or forfeiture of any excess payment from any cash or equity-based incentive compensation awarded to or realized by, such executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The clawback policy applies to incentive compensation received by the executive officer following the adoption of the policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a financial reporting measure which was in whole or in part a factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer is restated, and (iii) our Audit Committee of the Board, determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results.

Policy on Granting Equity Awards

We have a written equity award policy that provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.

Our policy requires that the exercise price of stock options be no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the annual meeting that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging and Pledging Prohibition

No employee (including Named Executive Officers) or non-employee directors of the Company may engage in short sales of our securities, purchases or sales of puts, calls or other derivative securities based on our securities, or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit employees and non-employee directors from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Tax Deductibility Under Section 162(m) of the Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to “covered employees” of the company. The Board and the Compensation Committee believe that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee consider the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers, in light of the constraints imposed by Section 162(m) and our desire to maintain flexibility in compensation decisions, the Board and the Compensation Committee do not necessarily limit compensation to amounts deductible under Section 162(m).

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that certain individuals who hold significant equity interests in the Company and certain executive officers and other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code, and we have not agreed, and are not otherwise obligated, to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Compensation Committee

Vincent DiDomenico, Jr. (Chairman)

Joseph Lyga

Spencer Robbins

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2021, 2022, and 2023, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.”

Name Principal Position	Year	Salary ($)	Bonus ($) (1)	Restricted Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation (5) ($)	Total

Thomas Coughlin	2023	585,000	--	--	--	350,000	49,444	984,444

President & CEO	2022	585,000	300,000	354,170	--	328,000	48,146	1,615,316

	2021	585,000	- (6)	30,936	12,000	597,112	45,948	1,270,996

Ryan Blake	2023	400,000	--	298,731	--	--	46,630	745,361

Executive Vice President & COO	2022	400,000	125,000	342,190	--	--	35,027	902,217

	2021	250,000	60,000	--	6,458	--	6,477	322,935

Jawad Chaudhry	2023	350,000	70,000	--	--	--	4,177	424,177

Executive Vice President & CFO	2022	70,000	100,000	--	--	--	--	170,000

Thomas Keating, Former CFO	2021	258,000	100,000	--	--	--	12,358	370,358

Kenneth Emerson	2023	250,000	--	--	--	--	21,153	271,153

Executive Vice President & CSRO	2022	250,000	125,000	--	--	--	19,637	394,637

	2021	230,000	100,000	--	--	--	14,396	344,396

David Garcia	2023	305,000	30,000	--	--	--	6,500	341,500

Executive Vice President & CLO	2022	265,000	200,000	--	--	--	1,460	466,460

	2021	265,000	--	--	--	--	502	265,502

(1)	Represents the cash bonus earned by the named executive officer during the fiscal year covered but determined during the following fiscal year.
(2)

Represents the grant date fair value of restricted stock received under the Company’s 2018 Equity Incentive Plan. The grant date fair value has been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). The grant date fair assumptions used in calculating the award values may be found in the Company’s consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(3)

Represents the grant date fair value of the stock option awards received under the Company’s 2018 Equity Incentive Plan. The grant date fair value has been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). The grant date fair assumptions used in calculating the award values may be found in the Company’s consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(4)

For 2021, the amount represents the Year 1 pension expense based on the actuarial present value of the accumulated benefit (50% vesting) under the SERP at December 31, 2021. For 2022 and 2023, the amount represents the increase in the actuarial present value of the accumulated benefit from the end of the prior year.

(5)

The amounts in this column reflect what the Company paid for, or reimbursed, the applicable Named Executive Officer for the various benefits and perquisites received. A breakdown of the various elements of compensation in this column for the years ended December 31, 2022 and 2021 is set forth in the table provided below.

(6)

The Compensation Committee determined that Mr. Coughlin was entitled to be awarded a $300,000 bonus with respect to 2021, and the Bank and Mr. Coughlin agreed that this amount should be applied to his SERP/Pension plan to offset Year 1 costs.

Employment Agreements

Employment Agreement with Mr. Shriner

On December 18, 2023, the Company and the Bank entered into an employment agreement with Mr. Shriner effective January 1, 2024, pursuant to which he will serve as the President and Chief Executive Officer of each entity. The agreement is for a three-year term ending on December 31, 2026. The agreement provides Mr. Shriner with an annual base salary of $675,000. This base salary is subject to annual review and adjustment by the Company’s Compensation Committee. He will also be entitled to discretionary performance bonuses annually pursuant to the terms of the Bank’s Incentive Bonus Program. In addition, he is entitled to participate in (i) the Company’s equity incentive plans as well as any other long-term incentive compensation plans and short-term incentive plans or arrangements, in the Company’s discretion, and (ii) all employee benefit plans, arrangements and perquisites offered to employees and executives of the Company. The Bank will also provide him with life, medical, dental and disability coverage, and a monthly automobile allowance in the amount of no more than $2,000.

In the event of the involuntary termination of his employment by the Bank prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, Mr. Shriner will receive a cash lump sum payment in the amount of $675,000. If within one year after the occurrence of a change in control of the Company or the Bank, Mr. Shriner’s employment is terminated by the Company or the Bank (or their successors) without cause or the executive voluntarily terminates his employment for Good Reason (as defined in the agreement), he will receive a lump sum payment equal to 1.50 times an amount equal to the sum of (i) his annual base salary at the time of a change in control, and (ii) an amount equal to the annual bonus paid to him during the most recent prior year in which he received a bonus. This payment will be paid within thirty days following the date of the change in control. However, the change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

The employment agreement provides that for a period of one year following his separation from service, Mr. Shriner will not (i) engage in the same trade or business as the Bank, as an owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, within a 25 mile radius of any branch or office of the Bank, (ii) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank within such 25 mile radius, or (iii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Employment Agreement with Mr. Blake

On February 16, 2022, the Company and the Bank entered into an employment agreement with Mr. Blake. The agreement will automatically renew for an additional 12 calendar months unless the Bank provides written notice of termination of the agreements no less than 90 days prior to the expiration of the term.

The agreement provides Mr. Blake with an annual base salary of $250,000 for the 2022 calendar year, subject to annual review and adjustment. In the 2022 review, Mr. Blake’s annual base salary was increased to $400,000. The executives will also be entitled to discretionary cash performance bonuses of up to 50% of their base salaries and to participate in other incentive compensation and bonus plans or arrangements of the Bank. In addition, the executives are entitled to participate in the employee benefit plans offered by the Bank and will be reimbursed for business expenses incurred. The Bank will also provide the executives with life, medical, dental and disability coverage.

Under each agreement, in the event of involuntary termination of employment prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, the executive will receive a cash lump sum payment equal to his base salary through the remaining term of the agreement, or six months of base salary, whichever is greater. In addition, the executive will receive continued life insurance coverage and non-taxable medical and dental insurance coverage under the same terms and conditions that exist immediately prior to the executive’s termination, which will cease upon the earlier of (A) the later of one (1) calendar year or the end of the term of the agreement; (B) the date on which substantially comparable coverage is made available to him through subsequent employment; or (C) the date the executive becomes eligible for Medicare coverage.

If within two years after the occurrence of a change in control of the Company or the Bank, the executive’s employment is terminated by the Bank (or its successor) without cause or the executive voluntarily terminates for Good Reason (as defined in the agreement), the executive will receive a lump sum payment equal to (i) in the case of Mr. Emerson, his annual base salary at the time of a change in control, and in the case of Mr. Blake, three times his annual base salary at the time of a change in control, plus (ii) an amount equal to the amount of his most recently paid (or determined but not yet paid) annual bonus. This payment will be paid within thirty days following the date of the termination of employment. The change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Except in the case of a separation from service following a change in control, each of the employment agreements with Mr. Blake and Mr. Emerson provides that for a period of one year following his separation from service, the executive will not (i) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank, or (ii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Employment Agreement with Mr. Chaudhry

Mr. Chaudhry’s employment agreement originally dated September 26, 2022 will automatically renew for an additional 12 calendar months unless the Bank provides written notice of termination of the agreement no less than 90 days prior to the expiration of the term. It provides Mr. Chaudhry with an annual base salary of $350,000 for the 2022 calendar year. He will also be entitled to discretionary annual performance bonuses of up to 50% of his base salary and to participate in other incentive compensation and bonus plans or arrangements of the Bank. In addition, Mr. Chaudhry is entitled to participate in the employee benefit plans offered by the Bank and will be reimbursed for business expenses incurred. The Bank will also provide him with life, medical, dental and disability coverage.

Under Mr. Chaudhry’s employment agreement, in the event of involuntary termination of employment prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, he will receive a cash lump sum payment equal to his base salary through the remaining term of the agreement. In addition, he will receive continued life insurance coverage and non-taxable medical and dental insurance coverage under the same terms and conditions that exist immediately prior to his termination, which will cease upon the earlier of (A) the later of one (1) calendar year or the end of the term of the employment agreement; (B) the date on which substantially comparable coverage is made available to him through subsequent employment; or (C) the date he becomes eligible for Medicare coverage.

If within two years after the occurrence of a change in control of the Company or the Bank, Mr. Chaudhry’s employment is terminated by the Bank (or its successor) without cause or the executive voluntarily terminates for Good Reason (as defined in the agreement), he will receive a lump sum payment equal to two (2) times his annual base salary at the time of a change in control. This payment will be paid within thirty days following the date of the termination of employment. The change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Except in the case of a separation from service following a change in control, Mr. Chaudhry’s employment agreement provides that for a period of one year following his separation from service, he will not (i) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank, or (ii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2023

	Grant Date	Committee Action Date	All Other Stock Awards: Number of Shares of stock or units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($(2)

Ryan Blake	06/30/23	06/30/23	25,252	$298,731

(1)	Reflects the number of restricted stock units awarded as long-term incentive compensation. We describe this award in the section entitled “Long-Term Incentive Compensation.”
(2)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See Note 16. Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for the assumptions made in calculating these amounts.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2023

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2023 fiscal year. The amounts include additional shares attributable to accumulated dividend equivalents with respect to unvested equity awards, when applicable to such award.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Thomas M. Coughlin President, Chief Executive Officer, & Director
	9,000	1,000	13.32	03/07/2024	-	-
	8,000	2,000	10.81	12/02/2025	-	-
	50,000	-	10.92	09/16/2026	-	-
	25,000	-	12.40	09/13/2027	-	-
	25,000	-	11.26	12/14/2028	-	-
	30,125	-	12.46	06/14/2029	2,250	28,913
	2,400	3,600	12.89	02/10/2031	1,200	15,420
Ryan Blake Chief Operating Officer, Corporate Secretary, & Director	820	1,230	13.68	04/26/2031	25,252	324,488

(1)

The stock options granted to Mr. Coughlin expiring on 3/7/2024 and 12/2/2025 vest at a rate of 10% per year, commencing on the one-year anniversary date following the date of grant. The stock options granted to Mr. Coughlin expiring on 2/10/2031 and the stock options granted to Ryan Blake expiring on 4/26/2031 vest at a rate of 20% per year, commencing on the one-year anniversary date following the date of that grant. All stock options awarded have a ten-year term to be exercised from the date of grant.

(2)	Amounts shown represent time-based restricted stock awards vesting at a rate of 33% per year.
(3)	Amounts shown are based on the fair market value of the Company common stock on December 29, 2023 (the last trading day of 2023) of $12.85.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2023

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2023.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Thomas M. Coughlin President, CEO, & Director	10,000	92,700	600	10,932
	-	-	750	13,058

Ryan Blake COO, Corporate Secretary, & Director	-	-	150	2,639

(1)

Vesting of restricted stock awards originally granted on 02/10/2021 and 01/12/2022, respectively, for those related to Mr. Coughlin. The awards granted to Mr. Blake held an original grant date of 02/19/2021.

(2)

Represents the grant date fair value of restricted stock received under the Company’s 2018 Equity Incentive Plan. The grant date fair value has been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). The grant date fair assumptions used in calculating the award values may be found in the Company’s consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we describe above, each of Messrs. Blake, and Chaudhry, have entered into employment agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon termination of employee and a change in control. We describe these payments below. Mr. Coughlin, though he was a party to an employment agreement with the Bank, retired from the Company and the Bank effective December 31, 2023. Therefore, he has no potential payments under such agreement. His payments upon retirement are set forth in the footnote below.

Messrs. Blake, and Chaudhry

If we were to terminate the employment of Messrs. Blake, and Chaudhry without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

∎	a lump sum cash payment equal to two-times the sum of the executive’s base salary then in effect for Mr. Chaudhry (for Mr. Blake, the payment is three times this amount);

“Cause” means, with respect to Messrs. Coughlin, Blake, and Chaudhry any of the following:

(1) material act of fraud or dishonesty in performing Executive’s duties on

(2) willful misconduct that, in the judgment of the Board, will likely cause material economic damage to the Bank or injury to the business reputation of the Bank;

(3) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the commercial banking industry);

(4) breach of fiduciary duty;

(5) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(6) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a regulatory order;

(7) material breach of any provision of this Agreement; or,

(8) willful engagement in conduct which constitutes a violation of the established written policies or procedures of the bank regarding the conduct of its employees.

“Good reason” means, with respect to Messrs. Chaudhry and Blake any of the following:

∎	a material diminution in Executive’s Base Salary

∎	a material diminution of the executive’s position, duties, or responsibilities;

∎	a material change in the geographic location at which Executive must perform his duties under this Agreement; or

∎	a material breach of our obligations under the agreement.

“Change in Control” means, with respect to Messrs. Chaudhry and Blake any of the following:

(i) MERGER: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii) ACQUISITION OF SIGNIFICANT SHARE OWNERSHIP: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(D) or 14(D) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities; or

(iii) SALE OF ASSETS: The Company sells to a third party all or substantially all of its assets.

Each of Messrs. Blake and Chaudhry’s employment agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax

In the event of the death or termination for disability of a named executive officer, all outstanding unvested equity awards of such named executive officer become vested.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of December 31, 2023. These amounts do not include benefits earned or vested as of December 31, 2023, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

		Pre-Change-In-Control			Post-Change-In-Control

		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason

Thomas Coughlin (1) See footnote below
	Total	-	-	-	-	-

Ryan Blake	Severance	-	-	$200,000	-	$1,324,821	$1,324,821

	Welfare benefits continuation (2)	$28,142	-	$9,886	-	-	-

	Value of accelerated restricted stock units (3)	-	-	-	-	$24,413	$24,413

	Value of accelerated restricted stock options (3)	-	-	-	-	-	-

	Potential reduction in payout due to operation of Code Section 280G	-	-	-	-	($219,271)	($219,271)

	Total	$28,142	-	$209,886	-	$1,129,963	$1,129,963

Jawad Chaudhry	Severance	-	-	$255,898	-	$700,000	$700,000

	Benefit continuation (2) (3)	$3,107	-	-	-	-	-

	Value of accelerated stock options(3)	-	-	-	-	-	-

	Potential reduction in payout due to operation of Code Section 280G	-	-	-	-	-	-

	Total	$3,107	-	$255,898	-	$700,000	$700,000

(1)

Mr. Coughlin terminated effective December 31, 2023 and has entered into a consulting agreement with the Bank. In connection with his termination of employment, Mr. Coughlin received 18-months health insurance coverage valued at $11,074, two years of life insurance continuation valued at $4,722, and an additional benefit under a supplemental executive retirement plan with a present value of $1,170,000.

(2)	Assumes no increase in the cost of welfare benefits.

(3)	Represents a payment of up to three years of continuation of life insurance, medical, and dental benefits upon executive’s termination due to Disability.

(4)

For Mr. Blake, the amount of benefit continuation upon disability is represented by $21,252 in medical and dental benefits and $6,890 in life insurance. benefits. The amount of benefit continuation upon an involuntary termination without cause before a change-in-control is represented by $7,466 in medical and dental benefits and $2,421 in life insurance benefits.

2023 CEO PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Thomas Coughlin, our President and Chief Executive Officer (our “CEO”).

For fiscal year 2023:

∎   the median of the annual total compensation of all our employees (other than our CEO) was $44,309; and

∎   the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $984,444.

Based on this information for fiscal year 2023, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 22:1.

Methodology

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

∎

As of December 31, 2023, our global workforce used for determining the pay ratio was estimated to be 312 employees in the U.S and none internationally. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date.

∎

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the 12-month period beginning January 1, 2023 and ending December 31, 2023. For gross wages, we generally used the total amount of compensation the employees were paid before taxes, deductions, insurance premiums, and other payroll withholdings. We did not use any statistical sampling techniques.

∎

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for fiscal year 2023 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $44,309.

∎	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

PAY VERSUS PERFORMANCE
 CEO Pay Ratio

 Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”)
and non-PEO NEOs
and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Thomas M. Couglin¹ ($)	Compensation Actually Paid to Thomas M. Coughlin 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment Based on: 4 TSR ($)	Net Income ($ Millions)
2023	984,444	984,439	445,548	941,315	132	29,483
2022	1,615,316	1,814,638	483,328	1,027,771	176	45,579
2021	1,270,996	1,574,757	325,798	666,660	146	34,240

1.	Thomas M. Coughlin was our PEO for each year presented. The individuals comprising the non-PEO NEOs for each fiscal year are listed below.

2021	2022	2023
Ryan Blake, COO	Ryan Blake, COO	Ryan Blake, COO
Kenneth Emerson CSRO	Kenneth Emerson, CSRO	Kenneth Emerson, CSRO
Thomas Keating, CFO	Jawad Chaudhry, CFO	Jawad Chaudhry, CFO
David Garcia, CLO	David Garcia, CLO	David Garcia, CLO
2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of
Regulation S-K and
do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total.
3. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the non-PEO NEOs
as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns of our 2023 Summary Compensation Table on page 51.

	Summary Compensation Table Total for Thomas M. Coughlin ($)	Exclusion of Stock Awards and Option Awards for Thomas M. Coughlin ($)	Inclusion of Equity Values for Thomas M. Coughlin ($)	Compensation Actually Paid to Thomas M. Coughlin ($)
2023	984,444	-	(5)	984,439
2022	1,615,316	(354,170)	553,492	1,814,638
2021	1,270,996	(42,936)	346,697	1,574,757

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	445,548	(37,341)	533,109	941,315
2022	483,328	(42,774)	587,216	1,027,771
2021	325,798	(807)	341,670	666,660

Table of Contents
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Fiscal Year for Thomas M. Coughlin ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Thomas M. Coughlin ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Thomas M. Coughlin ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Thomas M. Coughlin ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Thomas M. Coughlin ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Thomas M. Coughlin ($)	Total Inclusion of Equity Values for Thomas M. Coughlin ($)
2023	-	(7)	-	2	-	-	(5)
2022	53,970	177,438	320,450	1,634	-	-	553,492
2021	37,032	262,047	-	47,618	-	-	346,697

Year	Average Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards That Vested During Fiscal Year for Non-PEO NEOs ($)	Total— Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	81,122	6,439	-	87,561
2022	8,051	6,538	89,300	103,889
2021	9,065	6,807	-	15,872

4.
The Peer Group TSR set forth in the table below utilizes the NASDAQ Composite Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the fiscal year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed fiscal year in the Company and in the NASDAQ Composite Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

Description of Relationship Between PEO
and Non-PEO NEO
Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

Table of Contents
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs,
and the Company’s cumulative TSR over the three most recently completed fiscal years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

The Bank leases a property from New Bay, LLC. (“New Bay”), a limited liability company 100 percent owned by Directors of the Bank and the Company. In conjunction with the lease, New Bay substantially removed the pre-existing structure on the site and constructed a new building suitable to the Bank for its banking operations. Under the terms of the lease, the cost of this project was reimbursed to New Bay by the Bank. The amount reimbursed, which occurred during the year 2000, was $943,000, and is included in property and equipment under the caption “Building and improvements” (see Note 6). On May 1, 2006, the Bank renegotiated the lease to a twenty-five-year term. The Bank paid New Bay $165,000 a year ($13,750 per month) which is included in the consolidated statements of operations for 2023, 2022 and 2021, within occupancy expense. The rent is to be adjusted every five years thereafter at the fair market rental value. The Bank expects to pay $165,000 in rental expense for the year 2024.

On March 6, 2014, the Bank entered into a ten-year lease of property in Rutherford, New Jersey with 190 Park Avenue, LLC, which is owned by Directors of the Bank and the Company. The rent is $7,816 per month and lease payments of $105,000, $102,000 and $99,000 were made in years 2023, 2022 and 2021, which is reflected in the consolidated statements of operations within occupancy expense. The Bank expects to pay $31,264 in rental expense for the year 2024.

On August 3, 2018, the Bank entered in to a ten-year lease of property in River Edge, New Jersey with 876 Kinderkamack, LLC, which is owned by a majority of the Directors of the Bank and the Company. The rent is $8,240 per month and lease payments of $97,000, $96,000 and $96,000 were made in the years 2023, 2022 and 2021, which is reflected in the consolidated statements of operations within occupancy expense. The Bank expects to pay $98,880 in rental expense for the year 2024.

On April 2, 2021, the Bank renewed a five-year lease of property in Lyndhurst, New Jersey with 734 Ridge Realty, LLC, which is owned by Directors of the Bank and the Company. The rent is $7,718 per month and lease payments of $93,000, $93,000 and $91,000 were made in years 2023, 2022 and 2021, which is reflected in the consolidated statements of operations within occupancy expense. The Bank expects to pay $93,000 in rental expense for the year 2024.

During the year ended December 31, 2022, legal fees were paid to a law firm owned by a Director of the Bank and the Company totaling $75,000. No payments were made during the years ended December 31, 2023 and 2021.

Indemnification

Under New Jersey law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

Directors and officers of the Company are also insured against certain liabilities for their actions by insurance policies obtained by the Company. The aggregate premium for these policies for the fiscal year ended December 31, 2023, specifically for directors and officers, as individuals, was $776,000.

DELINQUENT SECTION16 (a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of Company common stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Persons filing such reports are required by SEC regulation to furnish the Company with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons. We believe that all statements were timely filed in fiscal year 2023 except that Mr. Blake inadvertently filed a Form 4 late reporting one transaction, Mr. DiDomenico inadvertently filed two Form 4s late reporting three transactions, Mr. Collins inadvertently filed a Form 4 late reporting one transaction, Mr. Hogan inadvertently filed a Form 4 late reporting one transaction, and Mr. Chaudhry inadvertently filed a Form 4 late reporting one transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock, and all directors and named executive officers as a group as of March 6, 2024, the Record Date.

Name	Number of Shares (1)	Percent (1)
BlackRock, Inc. (2)	1,059,233	6.25%
Dimensional Fund Advisors LP (3)	934,133	5.51%
Robert Ballance (4)	214,737	1.27%
Judith Q. Bielan (5)	206,385	1.22%
Ryan Blake (6)	55,001	*
James Collins (7)	259,888	1.54%
Thomas Coughlin (8)	450,915	2.67%
Vincent DiDomenico, Jr. (9)	225,790	1.34%
Mark D. Hogan (10)	749,017	4.43%
Joseph Lyga (11)	246,139	1.46%
John Pulomena (12)	51,260	*
James Rizzo (13)	198,072	1.17%
Spencer B. Robbins (14)	150,659	*
Michael Shriner (15)	33,500	*
Jawad Chaudhry (16)	1,500	*
Kenneth Emerson (17)	6,000	*
David Garcia (18)	3,000	*
Sandra Sievewright (19)	16,380	*
All current directors and named executive officers as a group (16 persons) (20)	4,861,609	28.7%

*	Less than 1%.

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the Record Date. The numbers of shares reflected in this table have been rounded to the nearest whole number.

(2)

Includes BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC. Information about BlackRock, Inc. is derived from its Schedule 13G filed with the SEC on January 29, 2024. The principal business office address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)

Information about Dimensional Fund Advisors LP is derived from its Schedule 13G/A filed with the SEC on February 9, 2024. Its principal business office address is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(4)

Mr. Ballance has sole voting and dispositive power over 214,737 shares, including 64,850 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 5,250 unvested restricted stock shares, shared voting and dispositive power over 3,275 shares with his spouse, sole voting and dispositive power over 1,063 shares held in an IRA, and shared voting and dispositive power over 3,398 shares with his children.

(5)

Ms. Bielan has sole voting and dispositive power over 206,385 shares, including 64,850 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 5,250 unvested restricted stock shares, shared voting and dispositive power over 14,246 shares with her spouse, sole voting and dispositive power over 13,426 shares held in an IRA, and shared voting and dispositive power over 39 shares with her children.

(6)

Mr. Blake has sole voting and dispositive power over 55,001 shares, including 1,230 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 25,252 unvested restricted stock shares and sole voting and dispositive power over 5,732 shares held in a 401(k) account.

(7)

Mr. Collins has sole voting and dispositive power over 259,888 shares, including 52,850 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 5,250 unvested restricted stock shares, shared voting and dispositive power over 1,751 shares with his spouse, and sole voting and dispositive power over 79,999 shares held in an IRA.

(8)

Mr. Coughlin has sole voting and dispositive power over 450,915 shares, including 146,125 shares underlying options exercisable within 60 days from the record date, and sole voting power but no dispositive power over 3,450 unvested restricted stock shares, and sole voting and dispositive power over 59,374 shares held in an IRA.

(9)

Mr. DiDomenico has sole voting and dispositive power over 225,790 shares, including 49,850 shares underlying options exercisable within 60 days from the record date, and sole voting power but no dispositive power over 5,250 unvested restricted stock shares.

(10)

Mr. Hogan has sole voting and dispositive power over 749,017 shares, including 64,850 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 5,250 unvested restricted stock shares, and shared voting and dispositive power over 1,988 shares with his children, and sole voting and dispositive power over 75,729 shares held in an IRA.

(11)

Mr. Lyga has sole voting and dispositive power over 246,139 shares, including 64,850 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 5,250 unvested restricted stock shares, shared voting and dispositive power over 2,594 shares with his spouse, and shared voting and dispositive power over 2,985 shares with his child.

(12)

Mr. Pulomena has sole voting and dispositive power over 51,260 shares, including 34,850 shares underlying options exercisable within 60 days from the record date, and sole voting power but no dispositive power over 5,250 unvested restricted stock shares.

(13)

Mr. Rizzo has sole voting and dispositive power over 198,072 shares, including 72,150 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 5,250 unvested restricted stock shares, shared voting and dispositive power over 3,100 shares with his spouse, and sole voting and dispositive power over 69,554 shares held in an IRA.

(14)

Mr. Robbins has sole voting and dispositive power over 150,659 shares, including 64,850 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 5,250 unvested restricted stock shares, shared voting and dispositive power over 200 shares with his child, and sole voting and dispositive power over 300 shares held in an IRA.

(15)	Mr. Shriner has sole voting and dispositive power over 33,500 shares.
(16)	Mr. Chaudhry has sole voting and dispositive power over 1,500 shares.
(17)	Mr. Emerson has sole voting and dispositive power over 6,000 shares.
(18)	Mr. Garcia has sole voting and dispositive power over 3,000 shares.
(19)	Ms. Sievewright has sole voting and dispositive power over 16,380 shares, including 15,000 shares underlying options exercisable within 60 days from the record date.
(20)	Includes 696,305 shares underlying options exercisable within 60 days from the record date.

Proposal No. 3	Advisory Vote to Approve Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

The compensation of the Named Executive Officers of the Company is described under the “Executive Compensation” section above. Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses the Company’s compensation policies and procedures with respect to the Company’s Named Executive Officers.

For the reasons set forth in such Compensation Discussion and Analysis section the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of executive compensation

OTHER INFORMATION

Shareholder Proposals or Nominations

Any shareholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2025 Annual Meeting of Shareholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to the Company at 595 Avenue C, Bayonne, NJ 07002 no later than November 15, 2024.

In accordance with our bylaws, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2025 Annual Meeting of Shareholders, this period will begin on January 26, 2025 and end on December 27, 2024.

In accordance with our bylaws, a shareholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2025 Annual Meeting of Shareholders, this period will begin on January 26, 2025 and end on December 27, 2024.

If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such shareholder proposal or nomination.

Reduce Duplicate Mailings

Only one Proxy Statement, Proxy Card and Annual Report will be sent to those shareholders who share a single household and who have consented to receive a single copy of such annual meeting materials. This practice, known as “householding,” is designed to reduce expenses and conserve natural resources. Householding will continue until you are notified otherwise or until one or more shareholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any shareholder residing at such an address desires to receive a separate Proxy Statement, Proxy Card and Annual Report in the future, he or she may telephone our Investor Relations Department at 1-(800)680-6872 or write to Investor Relations at the Company, rblake@bcb.bank or by e-mail through the Investor Relations and Other Information link at www.BCB.bank. If you are receiving multiple copies of our annual meeting materials, please request householding by contacting Investor Relations in the same manner. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2023

The Company’s Annual Report to the Shareholders for the year ended December 31, 2023, is enclosed herewith. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, has been combined with the Annual Report to Shareholders, as permitted by SEC rules. The Annual Report is furnished to shareholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2023, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, BCB BANCORP, INC., 595 AVENUE C, BAYONNE, NJ 07002 OR BY CALLING THE COMPANY’S INVESTOR RELATIONS DIRECTLY AT 1-(800)680-6872. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMPANY COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Mark D. Hogan Chairman of the Board

ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by April 24, 2024 at 11:59 P.M., EST. Online Go to www.investorvote.com/BCBP or scanthe QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) withinthe USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery atwww.investorvote.com/BCBP Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3. 1. The election as Directors of all nominees listed below: For Withhold For Withhold For Withhold 01—Michael Shriner*** 02—Thomas Coughlin* 03—Vincent DiDomenico, Jr.*** 04—Joseph Lyga*** * for a 1 year term *** for a 3 year term For Against Abstain 2. The ratification of the appointment of Wolf & Co., P.C., as the Company’s independent registered public accounting firm forthe fiscal year ending December 31, 2024 3. An advisory, non-binding resolution with respect to the executivecompensation described in the Company’s Proxy Statement B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 1UPX J N T 602820 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03Y9TE

IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2024. THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: http://www.edocumentview.com/BCBP IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY — BCB BANCORP, INC. + ANNUAL MEETING OF SHAREHOLDERS APRIL 25, 2024 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned hereby appoints Ryan Blake, Chief Operating Officer and Corporate Secretary, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of BCB Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey 07002 on April 25, 2024, at 10:00 a.m. eastern time. Ryan Blake, Chief Operating Officer and Corporate Secretary, is authorized to cast all votes to which the undersigned is entitled as follows: THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXY AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. The annual meeting may be postponed or adjourned for the purpose of soliciting additional proxies. Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to our Corporate Secretary at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to our Corporate Secretary at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the annual meeting and a Proxy Statement dated March 15, 2024 and the Annual Report on Form 10-K with audited financial statements. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.